UNITEDGLOBALCOM, INC. 401(k) SAVINGS AND STOCK OWNERSHIP PLAN

Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-125962) on Form S-8 of Liberty Global, Inc. of our report dated June 27, 2005, pertaining to the financial statements and supplemental schedules of the UnitedGlobalCom, Inc.

401(k) Savings and Stock Ownership Plan as of December 31, 2004 and 2003 and for the year ended December 31, 2004 appearing in this Annual Report on Form 11-K of the UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 27, 2005